Q4 2022 Shareholder Letter February 28, 2023 investor.eventbrite.com VIP Nightlife New York, NY

Fourth Quarter Business Update

- **Net revenue** of $71.5 million rose 20% year-over-year with increased paid ticket and paid event volume.
- **Paid ticket volume** of 25.1 million grew 14% year-over-year, driven by an increase in paid creators.
- **Net income** was $4.0 million compared to a net loss of $16.8 million in the same period in 2021. Net income in the fourth quarter of 2022 includes a $7.0 million reduction in advance payout reserves and a $2.7 million tax credit.
- **Adjusted EBITDA** [1] was 3.4M when excluding the impact of adjustments to reserves. Adjusted EBITDA as reported was $11.1 million compared to $4.0 million in the same period of 2021.

Net Revenue:


$60M
$56M
$66M
$67M
$72M
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022

Paid Tickets:


22M
18M
22M
22M
25M
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022

Net Income (Loss):


$4M
($17M)
($18M)
($20M)
($21M)
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022

Adjusted EBITDA[1]:


$4M
$2M
$5M
$4M
$11M
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Q4 2022

Q4 2022 Highlights:

Total Tickets[2]	Total Creators[2]	Total Events[2]
77M	389K	1.5M

VIP Nightlife

If you're looking for a party, let VIP Nightlife be your guide. The Los Angeles-based lifestyle curators have cornered the market on seasonal celebrations that keep the party going all night (or day!) long. With a network of venues in key US and Canadian cities like Miami, New York, and Toronto, VIP Nightlife routinely spins up New Year's Eve yacht cruises, St. Patrick's Day bar crawls, Memorial Day DJ sets, and Halloween masquerade balls that sell out. Part of the secret to their success is consistency: VIP Nightlife leverages consistent branding across markets with repeatable formats that can be adapted to new venues and cities, offering a streamlined experience for attendees who trust the brand to show them a good time. In three years on Eventbrite, VIP Nightlife has ticketed nearly 400 events and moved almost 120,000 tickets. In 2022 alone, VIP Nightlife sold just under 60,000 paid tickets from 167 events. Eventbrite drove 44% of those sales, demonstrating what happens when a high-volume, seasonal creator leverages Eventbrite Ads for increased visibility and conversions. Party on, VIP Nightlife!



(1) Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Adjusted EBITDA, including the limitations of non-GAAP measures, and see the end of this letter for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

(2) Total metrics include both free and paid data.

Eventbrite Q4 2022 Shareholder Letter

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Dear Eventbrite Shareholder, Our fourth quarter results capped a strong year that was focused on profitable growth and scalable product investments aligned to our long-term strategy. Eventbrite powered a significant share of the global creator economy with over $3.3 billion of gross ticket sales and 284 million paid and free tickets transacted by our creators and consumers during 2022. That scale translated to net revenue of $261 million and 39% year-over-year growth. The inherent leverage in our business model produced a record gross margin of 65% and we also achieved a second consecutive year of Adjusted EBITDA profitability. We believe these are durable improvements stemming from purposeful changes to our go-to-market strategy executed in the last two years. Looking forward, as we lean further into marketing and demand generation products, we are excited to build on our momentum to fully realize the revenue and value-creating potential of our marketplace. The products that we delivered in 2022 addressed the complete event lifecycle and underpinned our growth. From event set-up to checkout, we made numerous changes that supported creators’ businesses and their success. We made it easier to post an event and redesigned our listing pages to be even more attractive to event goers. We upgraded our capabilities for drawing consumers to events with enhancements to Eventbrite Boost and the introduction of Eventbrite Ads, both of which have been embraced by thousands of our most prolific and valuable creators. We upgraded the last step of ticket buying with expanded payment options that lifted purchase conversion meaningfully. Building these and other products makes ticketing and marketing events increasingly accessible to all creators, and moves us closer to our next phase of growth into a marketplace. When we created our three-year roadmap, we set down a path toward becoming the premier live events marketplace for entrepreneurial creators and passionate event-goers. Our new marketing and demand generation products are already changing how we connect to and support creators as they recognize Eventbrite’s value as a source of audience reach and growth. Beginning in the first quarter, we are reorganizing to accelerate our transformation to a consumer marketplace. We will drive additional efficiency from our core ticketing services while maintaining a high degree of performance and innovation for our platform. We will continue to Stay Silent As native Rhode Islanders and first generation Americans, Sabrina Chaudhary and Jason Almeida started Stay Silent to bring hip-hop music to unconventional spaces like art galleries, and to help forge a cultural identity for New England. “Although Providence is a diverse city, oftentimes minority communities don’t get to experience many of the great restaurants, venues, or activities it has to offer because they are not marketed to, or they do not feel welcomed in those communities culturally,” says Jason. In a time of social media, the collective prioritizes in-person human relationships over virtual connection. Stay Silent fosters that connection through parties, DJ nights, music- themed brunches, and festivals that bring people from multicultural backgrounds together through the sounds of hip-hop music. Sabrina and Jason’s biggest annual festival, Day Trill in India Point Park, sold 2,500 tickets in its first hour last year. In Stay Silent’s 2.5 years of selling tickets via Eventbrite, they’ve seen 26% of their paid ticket sales driven from Eventbrite’s own channels, which have successfully connected them with their target audience. Eventbrite Q4 2022 Shareholder Letter Page 3 shift investment toward high-impact consumer functionality that is aligned with our customers’ most pressing needs, such as search and discovery, personalization and recommendations, checkout conversion, and our consumer mobile app. And by driving this new set of priorities, we believe we will become a stronger company with new avenues of monetization, enhanced financial flexibility, and an accelerated pathway towards our long-term sustainable growth and profitability targets. Business Update Fourth quarter revenue of $71.5 million reached the highest quarterly level in three years, supported by improved unit economics on volume of 25 million paid tickets. While the average ticket price of $35 was roughly flat year-over-year, our average revenue per ticket of $2.85 was up 6% over the same period in 2021 and our revenue take rate surpassed 8% of gross ticket sales. Our fourth quarter revenue growth reflected a healthy live events environment with less refund and cancellation activity, greater value attributed to our solutions by creators, and a small contribution from our new marketing and demand generation products. Our operating model continues to support structurally higher profitability thanks to leverage against our scalable self-service technology. We achieved record gross margin of 66.1% in the fourth quarter, net income of $4 million, and positive Adjusted EBITDA of $3.4 million when excluding the benefit of the release of reserves. We intend to keep managing our business for improved profitability while also making deliberate investments that position us to execute on our long-term plan. To support this plan, we will continue to sustain Product Development and Engineering as our largest area of spend, with appropriate investments in Sales & Marketing, while we control General and Administrative expenses. Fourth quarter Product Development and Engineering costs were up 29% as we built additional marketing and demand generation capabilities to fortify our marketplace positioning. In the same period, Sales & Marketing costs rose 15% year-over-year when excluding the release of advanced payout reserves, a slower pace than revenue growth as these costs remain at roughly half the quarterly run rate of 2019. Lastly, General & Administrative expenses were up 8% year-over-year when excluding non-routine items and we expect improving leverage from this area as revenue grows over time. Show Me Reptile Show Fulfilling the dreams of anyone who’s ever wanted to have an up-close encounter with a snake, lizard, or another exotic animal, Show Me Repitles brings herpetology to the masses via a packed schedule of events filled with knowledgeable vendors. Founder Micky Meyer organized his first reptile show in 2015 with the goal of hosting an affordable, family-friendly event that reduces the fear surrounding reptiles, provides education about proper care, and advocates for conservation of reptiles’ natural habitats. With shows taking place in more than 20 states throughout the South and Midwest, Show Me Reptiles hosted 296 events throughout 2022, often returning to markets multiple times a year. Offering tickets that start at $10 or less, Show Me Reptiles sold 20,000 tickets in 2022, with 56% of paid tickets arriving through Eventbrite- drive demand. By harnessing economical pricing and a steady cadence of events, Show Me Reptiles has found its place in a community of reptile lovers — while providing a fun, accessible space for the reptile- curious. Eventbrite Q4 2022 Shareholder Letter Page 4

Creators and Consumers A strong and growing creator and consumer base supported our fourth quarter financial performance. Over 177,000 paid creators used our ticketing and marketing tools to run and promote their events, a 26% increase over the final quarter of 2021. Frequent creators, whose needs drive our product roadmap, grew at a similar pace during the quarter. In total, we helped creators connect to 11.7 million unique paid ticket buyers, our largest consumer audience in three years. Attracting new creators and event inventory to satisfy hearty consumer demand remains key to our business model. We grew total creator acquisition by 16% for the year as we began to expand our value proposition beyond ticketing tools toward event marketing and delivering audience growth. Eventbrite’s ability to connect entrepreneurial creators with high-intent consumers at scale presents an attractive advantage for our users and drives a flywheel of growth, both for creators and for Eventbrite. For a majority of Eventbrite creators, we are uniquely positioned to amplify and extend their event’s visibility and prompt incremental ticket sales. During the fourth quarter, we harnessed our marketplace dynamics to help creators of year-end holiday events associated with Halloween, Christmas and New Year’s Eve. We produced creator confidence campaigns that helped spur an increase in holiday event listings, and then leveraged our demand generation expertise to showcase these events to audiences in our top markets. This approach to managing and matching event inventory and consumer demand helped us achieve a nearly 20% gain in aggregate holiday ticket sales compared to a year ago and helped those events grow significantly faster than non-holiday events in the quarter. By leaning into these marketplace facets of our business, we are finding new avenues to address creators’ marketing and demand generation needs and accelerate our long-term growth strategy. Beer Fest Australia Founded by James Harding in 2011, Beer Australia is the longest running beer festival group in Australia. They held their first event in Launceston, Tasmania, and today they host six festivals a year — in Victoria, South Wales, and beyond — each drawing 10,000+ people. And since using Eventbrite Boost, Beerfest has lifted their sales by 35%. Harding used Boost to run a paid social ad campaign on Facebook and Instagram. With Boost's budget allocation, automated A/B testing, and audience targeting, that campaign reached more than 51,000 people and generated A$2082, a 5.9x return on ad spend. In other words, for every A$1 Harding spent, he earned almost A$6. What separates Boost from other ad platforms, says Harding, is the integration with Eventbrite's ticketing system. "It’s like the difference between driving a Ferrari and an old tractor.” Eventbrite Q4 2022 Shareholder Letter Page 5

Marketing and Demand Generation In the fourth quarter, we advanced on our demand generation roadmap as we focused on helping creators promote their events and aided consumers in finding events they love. The unique, local, passion-driven events that are a hallmark of our creators are in high demand; in 2022, our website and mobile app drew more than 1 billion visits combined and our mobile app attained record user levels. Eventbrite’s concentration of event goers is extremely valuable to successful creators, who seek to efficiently add ticket sales and incremental profits against the largely-fixed cost of holding an event. We believe we can convert our audience reach into a more visible and impactful benefit for creators, who often spend up to five times as much on event marketing and advertising as they do on ticketing services. We believe that Eventbrite-driven tickets and our expertise around demand generation can be important differentiators for Eventbrite creators and consumers. Gross ticket sales flowing from consumer event discovery and purchase influenced by Eventbrite totaled over $236 million in the fourth quarter and over $687 million for fiscal year 2022. We achieved our highest ever share of Eventbrite-driven paid tickets, at just under 30% of total paid tickets sold in 2022, showing the direct and material economic benefit associated with listing events on Eventbrite. Our ability to add to ticket sales by leveraging consumer scale against creator inventory is unique within the live events market and is a cornerstone of our long-term strategy. As we acquire, retain, and recapture creators, we believe that the value proposition of Eventbrite demand generation as a ticketing growth engine will lead to better monetization, stickier relationships, and more profitable growth over time. On the product front, new and enhanced marketing and demand generation tools are adding to our offerings for creators. Boost continues to gain traction with creators who value its data-driven targeting insights and efficient campaign automation, making it an essential part of simplified social media marketing that earns a better return on advertising spend. Eventbrite Ads, for creators who want to take advantage of our consumer reach, offers the ability to promote events directly on Eventbrite-owned channels. We expanded Ads into ten more cities during the fourth quarter, making it available in more than twenty of our largest markets within six months of launch. On average, paid creators who used Ads spent nearly 20% more during the quarter compared to their ticketing fees alone, showing our Riot Standup Comedy Founded by Brian Gendron in the middle of the pandemic in 2020, The Riot has become one of Houston’s premier destinations for standup comedy. The Riot produces multiple weekly shows with performers from Comedy Central, Netflix, and HBO, as well as a yearly festival and holiday sets that sell out their 140-seat room. To maximize exposure for his events, Gendron uses Eventbrite Ads. Recently, Gendron used Eventbrite Ads to market a Friday night show with a four-day campaign that would put his event listing at the top of the search results on Eventbrite for qualified ticket buyers — in other words, people looking for comedy events. The result? The Eventbrite Ads generated over a thousand impressions in just four days. “If you’re using Eventbrite ticketing, Eventbrite Ads is an obvious place for those advertising dollars to go," says Gendron. "It’s the closest to the tickets. It’s the closest to the sale. Any time you can take a hop out of the transaction for the customer, the more likely your success goes up.” Eventbrite Q4 2022 Shareholder Letter Page 6 potential opportunity in addressing their event marketing and promotion needs. Taken together, our Boost and Ads annualized run rate was over $6 million exiting the fourth quarter. The response to these products reinforces our view that creators are seeking better advertising alternatives and that we have further runway to invest in growing these areas. Summary In 2022, we built a stronger business and changed how we bring value to creators and consumers as an engine that drives event discovery and growth. We are embracing the opportunity to build the premier marketplace for live events and more innovations are ahead as we pursue a roadmap to improve marketing and demand generation tools and the consumer experience. As we invest in our long-term success, we will stay close to the needs of our customers, maintain an efficient and disciplined operating model, and focus on sustainable and profitable growth in service of our financial targets. We thank you for your continued support and look forward to updating you on our progress. Sincerely, Julia Hartz CEO Lanny Baker CFO Eventbrite Q4 2022 Shareholder Letter Page 7

Financial Discussion

Fourth Quarter Results

All financial comparisons are on a year-over-year basis unless otherwise noted. Financial statement tables can be found at the end of this letter.

Net Revenue

Net revenue of $71.5 million in the fourth quarter of 2022 was up 20% as paid ticket volumes improved. Net revenue per paid ticket was $2.85, compared to $2.70 a year ago, reflecting take rate improvement and decreased refund activity.

Net Revenue:


$60M
$72M
Q4 2021
Q4 2022

Paid Ticket Volume

Paid ticket volume of 25.1 million in the fourth quarter of 2022 increased 14% based on year-over-year growth in paid creators and paid events. Paid ticket volume declined sequentially month-over-month during the quarter, as expected with historical seasonality.

Paid ticket volume for events outside of the U.S. represented 39% of total paid tickets in the fourth quarter, compared to 34% a year earlier.

Paid Tickets:


22M
25M
Q4 2021
Q4 2022

Gross Profit

Gross profit was $47.3 million in the fourth quarter of 2022 compared to $39.3 million from the same period in 2021. Gross margin of 66.1% was up 20 basis points compared to the same period a year ago and reached an all-time record for this metric.

Gross Profit:


$39M
$47M
Q4 2021
Q4 2022

Eventbrite Q4 2022 Shareholder Letter

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Operating Expenses

Operating expenses were $52.8 million in the fourth quarter of 2022, compared to $51.7 million in the fourth quarter of 2021. Operating expenses in the fourth quarter of 2022 included a $7.7 million benefit related to the reduction of reserves for estimated advance payout losses and other non-routine items. Excluding non-routine items, on a non-GAAP basis, operating expenses were $60.5 million in the fourth quarter of 2022 compared to $51.7 million in the year ago period.

OpEx impact from non-routine items in Q4	Recorded Amount ($M)
Reversal of advance payout reserve	7.0
Release to creator upfront general reserves	1.2
Shareholder litigation settlement	(0.5)
Total operating expense impact	**$7.7**

Product development expenses of $23.0 million for the fourth quarter of 2022 rose 29% compared to the same period in 2022 as we invested in additional talent to support our long-term growth roadmap. Hiring in the fourth quarter continued to prioritize critical revenue-driving roles.

OpEx Investment Profile:



General & Administrative
Product Development
42%
44%
Q4 2022
14%
Sales & Marketing

Sales, marketing and support expenses were $7.4 million in the fourth quarter of 2022, compared to $12.6 million in the fourth quarter of 2021. Sales, marketing and support expenses in the fourth quarter included a $7.0 million reduction of reserves for estimated advance payout losses. Excluding this non-routine item, on a non-GAAP basis, sales, marketing and support expenses were $14.4 million in the fourth quarter of 2022, up 15% year-over-year on a comparable basis. This increase reflects additional talent, content, and brand marketing to support revenue growth during the quarter.

General and administrative expenses were $22.4 million in the fourth quarter of 2022, compared to $21.3 million in the fourth quarter of 2021. Excluding non-routine items, on a Non-GAAP basis, general and administrative expenses grew 9% year-over-year. We expect this category to continue providing strong operating leverage against revenue growth.

Net Income

Net income was was $4.0 million for the fourth quarter of 2022 compared with net loss of $16.8 million in the same period in 2021.

Adjusted EBITDA[1]:



$4M
$11M
Q4 2021
Q4 2022

Adjusted EBITDA

Adjusted EBITDA was $11.1 million in the fourth quarter of 2022 compared to Adjusted EBITDA of $4.0 million in the fourth quarter of 2021. Excluding the $7.7 million benefit related to reduction of reserves for estimated advance payout

Eventbrite Q4 2022 Shareholder Letter

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Available Liquidity Cash and cash equivalents Funds receivable Short term investments Creator advances, net Accounts payable, creators Available liquidity Recorded Amount ($M) $539.3 43.5 84.2 0.7 (309.3) $358.5 losses and other non-routine items, Adjusted EBITDA in the fourth quarter of 2022 was $3.4 million. Balance Sheet and Cash Flow Cash and cash equivalents totaled $539.3 million at the end of the fourth quarter of 2022, down from $634.4 million as of December 31, 2021. To evaluate Eventbrite’s liquidity, the company adds funds receivable from ticket sales within the last five business days of the period to creator advances and cash and cash equivalents, and then reduces the balance by funds payable and creator payables. On that basis, the company’s available liquidity as of December 31, 2022 was $358.5 million compared to $368.2 million as of December 31, 2021. Long-term debt as of December 31, 2022 was $355.6 million compared to $353.6 million as of December 31, 2021. (1) Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). See the section in this letter titled “About Non-GAAP Financial Measures” for information regarding Adjusted EBITDA and Adjusted EBITDA margin, including the limitations of non-GAAP measures, and see the end of this letter for a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the most directly comparable GAAP measure. Eventbrite Q4 2022 Shareholder Letter Page 10

Based upon current information, we anticipate first quarter 2023 revenue will be within a range of $73 million to $76 million, and full year 2023 revenue is expected to be within a range of $312 million to $330 million. Business Outlook Eventbrite Q4 2022 Shareholder Letter Page 11

Eventbrite will hold a conference call and live webcast on February 28, 2023 at 2:00 p.m. PDT to discuss the fourth quarter 2022 financial results. To listen to a live audio webcast, please visit Eventbrite’s Investor Relations website at https://investor.eventbrite.com/overview/default.aspx. A replay of the webcast will be available at the same website. About Eventbrite Eventbrite is a global self-service ticketing, marketing, and experience technology platform that serves a community of hundreds of thousands of event creators in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a self-service platform that would make it possible for anyone to create and sell tickets to live experiences. The Eventbrite platform provides an intuitive, secure, and reliable service that enables creators to plan and execute their live and online events, whether it’s an annual culinary festival attracting thousands of foodies, a professional webinar, a weekly yoga workshop or a youth dance class. With over 280 million tickets distributed for over 5 million total events in 2022, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Eventbrite has also earned industry recognition as a top employer with special designations that include a coveted spot on Fast Company’s prestigious Brands That Matter List, the Great Place to Work® Award in the U.S., Best Employer in Argentina by Apertura, and Inc.’s Best-Led Companies honor. Learn more at www.eventbrite.com. Earnings Webcast The neon icons can be used to convey abstract concepts and work well in presentations. They should feel active and expressive. Feel free to expand on these as you build out the experience. Eventbrite Q4 2022 Shareholder Letter Page 12

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the Company’s business model and investments to support growth, including the impact on results; the Company’s expectations regarding the development of its platform and products; the Company’s, long-term growth strategy, creator growth, pursuit of long-term sustainable growth and profitability, scalable, product-led growth and value creation; and the Company’s expectations described under “Business Outlook” above. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied. All forward-looking statements are based on information and estimates available to the Company at the time of this letter, and are not guarantees of future performance, and reported results should not be considered as an indication of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter. Disclaimer Regarding Ticketing, Creator and Event Metrics This letter includes certain measures related to our ticketing business, such as paid tickets, paid creators and paid events. We believe that the use of these metrics is helpful to our investors as these metrics are used by management in assessing the health of our business and our operating performance. These metrics are based on what we believe to be reasonable estimates for the applicable period of measurement. There are inherent challenges in measuring these metrics, and we regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. You should not consider these metrics in isolation or as substitutes for analysis of our results of operations as reported under GAAP. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin and Available Liquidity is helpful to our investors in understanding and evaluating our results of operations and useful measures for period-to-period comparisons of our business performance as they are metrics used by management in assessing the health of our business and our operating performance, making operating decisions, and performing strategic planning and annual budgeting. These measures are not prepared in accordance with GAAP and have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate non-GAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Adjusted EBITDA We calculate Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, loss on debt extinguishment, direct and indirect acquisition related costs, employer taxes related to employee transactions and other income (expense), which consisted of interest income, foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this letter. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP results. Adjusted EBITDA Margin Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of the limitations described above, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. Available Liquidity To evaluate Eventbrite’s liquidity, the Company adds funds receivable from ticket sales within the last five business days of the period to creator advances and cash and cash equivalents, and then reduces the balance by funds payable and creator payables. Eventbrite Q4 2022 Shareholder Letter Page 13

Consolidated Statements of Operations

($ in thousands, except per share data) (unaudited)	Three Months Ended December 31,		Year Ended December 31,	
	2022	2021	2022	2021
Net revenue	$ 71,539	$ 59,638	$ 260,927	$ 187,134
Cost of net revenue[1]	24,281	20,328	90,746	70,294
Gross profit	47,258	39,310	170,181	116,840
Operating expenses [1]:				
Product development	23,038	17,910	86,346	66,303
Sales, marketing and support	7,426	12,559	49,292	35,916
General and administrative	22,377	21,319	81,285	82,399
Total operating expenses	52,841	51,788	216,923	184,618
Loss from operations	(5,583)	(12,478)	(46,742)	(67,778)
Interest expense	(2,808)	(3,067)	(11,269)	(16,267)
Loss on debt extinguishment	—	—	—	(49,977)
Other income (expense), net	12,571	(748)	2,753	(3,630)
Profit (Loss) before income taxes	4,180	(16,293)	(55,258)	(137,652)
Income tax provision	167	543	126	1,428
Net profit (loss)	$ 4,013	$ (16,836)	(55,384)	$ (139,080)
Net profit (loss) per share, basic and diluted	$ 0.04	$ (0.18)	(0.56)	$ (1.47)
Weighted-average shares outstanding used to compute net loss per share, basic and diluted	98,956	95,782	98,305	94,303

[1] Includes stock-based compensation as follows:

Cost of net revenue	$ 184	$ 168	$ 809	$ 904
Product development	4,447	3,869	19,686	16,384
Sales, marketing and support	2,237	1,468	8,302	5,627
General and administrative	5,870	6,032	24,559	24,608
Total	$ 12,738	$ 11,537	$ 53,356	$ 47,523

Eventbrite Q4 2022 Shareholder Letter

Page 14

Consolidated Balance Sheets

($ in thousands)

	December 31, 2022	December 31, 2021
Assets		
Current assets		
Cash and cash equivalents	$ 539,299	$ 634,378
Funds receivable	43,525	18,197
Short-term investments, at amortized cost	84,224	—
Accounts receivable, net	2,266	1,110
Creator signing fees, net	645	1,184
Creator advances, net	721	862
Prepaid expenses and other current assets	12,479	17,877
Total current assets	683,159	673,608
Property and equipment, net	6,348	7,162
Operating lease right-of-use assets	5,179	10,940
Goodwill	174,388	174,388
Acquired intangible assets, net	21,907	31,116
Restricted cash	875	1,781
Creator signing fees, noncurrent	1,103	2,225
Other assets	2,420	1,756
Total assets	$ 895,379	$ 902,976
Liabilities and Stockholders' Equity		
Current liabilities		
Accounts payable, creators	$ 309,313	$ 285,222
Accounts payable, trade	1,032	1,083
Chargebacks and refunds reserve	13,136	21,395
Accrued compensation and benefits	11,635	10,910
Accrued taxes	12,515	11,068
Operating lease liabilities	2,810	4,149
Other accrued liabilities	10,538	24,139
Total current liabilities	360,979	357,966
Accrued taxes, noncurrent	8,820	12,868
Operating lease liabilities, noncurrent	3,345	8,677
Long-term debt	355,580	353,564
Other liabilities	100	1
Total liabilities	728,824	733,076
Common stock, $0.00001 par value	1	1
Additional paid-in capital	955,509	903,470
Accumulated deficit	(788,955)	(733,571)
Total Stockholders' equity	166,555	169,900
Total liabilities and stockholders' equity	$ 895,379	$ 902,976

Eventbrite Q4 2022 Shareholder Letter

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Consolidated Statements of Cash Flows

($ in thousands) (Unaudited)	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash flows from operating activities		
Net loss	$ (55,384)	$ (139,080)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation and amortization	14,860	18,716
Stock-based compensation expense	53,356	47,523
Amortization of creator signing fees	1,189	2,817
Noncash operating lease expense	3,423	4,647
Amortization of debt discount and issuance costs	2,016	3,917
Payment in Kind interest	—	2,178
Loss on debt extinguishment	—	49,977
Accretion on short-term investments	(298)	—
Unrealized loss on foreign currency exchange	6,013	3,470
Adjustments related to creator advances, creator signing fees, and allowance for credit losses	(2,727)	2,771
Provision for chargebacks and refunds	8,126	6,489
Other	835	745
Changes in operating assets and liabilities, net of impact of acquisitions:		
Accounts receivable	(2,221)	(591)
Funds receivable	(25,550)	(8,183)
Creator signing fees and creator advances	4,405	6,227
Prepaid expenses and other assets	4,734	(8,310)
Accounts payable, creators	31,358	97,926
Accounts payable, trade	(57)	(842)
Chargebacks and refunds reserve	(16,385)	(18,319)
Accrued compensation and benefits	725	6,930
Accrued taxes	(3,170)	6,108
Operating lease liabilities	(4,301)	(5,332)
Other accrued liabilities	(12,337)	15,012
Payment in Kind interest	—	(8,962)
Net cash provided by (used in) operating activities	8,610	85,834
Cash flows from investing activities		
Purchases of property and equipment	(1,425)	(985)
Capitalized internal-use software development costs	(3,026)	(1,548)
Cash paid for acquisitions, net of cash acquired	(1,125)	—
Purchase of short-term investments	$ (83,926)	$ —
Net cash used in investing activities	(89,502)	(2,533)

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Consolidated Statements of Cash Flows (continued)

($ in thousands) (Unaudited)

	Year Ended December 31, 2022	Year Ended December 31, 2021
Cash flows from financing activities		
Proceeds from issuance of debt	$ —	$ 212,750
Debt issuance costs	—	(5,738)
Purchase of convertible notes capped calls	—	(18,509)
Proceeds from exercise of stock options	3,146	18,526
Purchases under employee stock purchase plan	1,437	1,429
Taxes paid related to net share settlement of equity awards	(6,591)	(13,705)
Principal repayment of debt obligations and prepayment premium	—	(143,247)
Other	(71)	(325)
Net cash provided by (used in) financing activities	(2,079)	51,181
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(13,014)	(6,753)
Net increase (decrease) in cash, cash equivalents and restricted cash	(95,985)	127,729
Cash, cash equivalents and restricted cash		
Beginning of period	636,159	508,430
End of period	$ 540,174	$ 636,159
Supplemental cash flow data		
Interest paid	$ 9,236	$ 9,595
Income taxes paid, net of refunds	748	135
Noncash investing and financing activities		
Purchases of property and equipment, accrued but unpaid	63	70
Operating lease right-of-use assets obtained in exchange for operating lease liabilities	—	1,806
Reduction of operating lease right-of-use asset due to modification and termination	2,223	—

Key Operating Metrics and Non-GAAP Financial Measures
In thousands, except per ticket data

	Three Months Ended December 31, 2022	Three Months Ended December 31, 2021	Year Ended December 31, 2022	Year Ended December 31, 2021
Net Revenue	$ 71,539	$ 59,638	$ 260,927	$ 187,134
Paid ticket volume	25,110	22,088	87,056	67,427
Revenue per paid ticket	$ 2.85	$ 2.70	$ 3.00	$ 2.78
Adjusted EBITDA	$ 11,071	$ 3,956	$ 22,323	$ 1,005
Adjusted EBITDA Margin	16%	7%	9%	1%

During the completion of the annual report on Form 10-K for the fiscal year ending December 31, 2022, the Company identified an error in the presentation of unrealized foreign currency transaction gains and losses, primarily related to cash balances held on behalf of the creators, for the quarterly periods ended June 30, 2022 and September 30, 2022, resulting in a restatement of cash flow items for those previously reported periods. The error had no impact on the related condensed consolidated statements of operations or condensed consolidated balance sheets for those periods. For the consolidated statements of cash flows for the nine- and six- months ended September 30, 2022 and June 30, 2022, the impact of the restatement resulted in an increase to net cash provided by operating activities that was offset by a decrease in the effect of exchange rate changes on cash.

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Adjusted EBITDA reconciliation

($ in thousands) (Unaudited)

	Three Months Ended				
	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021
Net profit (loss)	$ 4,013	$ (21,124)	$ (20,088)	$ (18,185)	$ (16,836)
Add:					
Depreciation and amortization	3,801	3,810	3,486	3,763	4,228
Stock-based compensation	12,738	13,529	14,253	12,836	11,537
Interest expense	2,808	2,826	2,837	2,798	3,067
Loss on debt extinguishment	—	—	—	—	—
Employer taxes related to employee equity transactions	115	167	210	357	669
Other income (expense), net	(12,571)	5,100	4,115	603	748
Income tax provision (benefit)	167	(80)	(164)	203	543
Adjusted EBITDA	$ 11,071	$ 4,228	$ 4,649	$ 2,375	$ 3,956

	Year Ended December 31,	
	2022	2021
Net loss	$ (55,384)	$ (139,080)
Add:		
Depreciation and amortization	14,860	18,716
Stock-based compensation	53,356	47,523
Interest expense	11,269	16,267
Loss on debt extinguishment	—	49,977
Employer taxes related to employee equity transactions	849	2,544
Other income (expense), net	(2,753)	3,630
Income tax provision (benefit)	126	1,428
Adjusted EBITDA	$ 22,323	$ 1,005

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Paid Ticketing Metrics

	2022				
	Q1	Q2	Q3	Q4	FY 2022
Paid Transacting Creators (K)	135.8	169.0	168.1	177.5	366.6
Paid Transacting Events (K)	440.4	513.1	519.7	535.9	1,716.0
Paid Tickets (M)	18.1	21.9	22.0	25.1	87.1
Gross Ticket Sales ($M)	$ 717	$ 843	$ 846	$ 868	$ 3,274
Net Revenue ($M)	$ 55.9	$ 66.0	$ 67.5	$ 71.5	$ 260.9

	2021				
	Q1	Q2	Q3	Q4	FY2021
Paid Transacting Creators (K)	85.0	114.5	132.5	141.3	276.4
Paid Transacting Events (K)	334.1	478.6	474.2	458.3	1,517.3
Paid Tickets (M)	10.2	16.0	19.1	22.1	67.4
Gross Ticket Sales ($M)	$ 389	$ 622	$ 678	$ 750	$ 2,437
Net Revenue ($M)	$ 27.8	$ 46.3	$ 53.4	$ 59.6	$ 187.1

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